Exhibit 13.1

CERTIFICATION

The certification set forth below is being submitted in connection with the annual report of WISeKey International Holding AG (the “Company”) on Form 20-F for the period ending December 31, 2019, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Carlos Moreira, the Chief Executive Officer of the Company, certifies that, to the best of his knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By: /s/ CARLOS MOREIRA

       Carlos Moreira

       Chief Executive Officer

Date: March 12, 2020